HSN, Inc.
                      1 HSN Drive
                St. Petersburg, FL  33729

                    November 11, 1997

United Television, Inc.
132 South Rodeo Drive
Fourth Floor
Beverly Hills, CA  90212-2425

Attn:  Mr. Evan C Thompson
       President and Chief Executive Officer

          Re:	Television Station WHSW-TV,
                Baltimore, Maryland

Dear Mr. Thompson:

          This asset purchase agreement (the "Agreement") sets forth our mutual agreement regarding the terms and conditions of the sale by SKMD BROADCASTING PARTNERSHIP, a Delaware general partnership ("Seller"), of certain assets of Television Station WHSW-TV, Channel 24, Baltimore, Maryland (the "Station") to UNITED TELEVISION, INC., a Delaware corporation ("Buyer").

    1. Assets. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, upon the Closing (as defined herein) Seller agrees to sell, and Buyer agrees to acquire, the following assets used in the business and operations of the Station and located in the Baltimore, Maryland area (collectively, the "Assets"):

          (a) Tangible Personal Property. All of the tangible personal property used by the Station and located in the Baltimore, Maryland area, including, without limitation, the tangible personal property described in the fixed assets listing dated November 6, 1997 and previously delivered to the Buyer;

          (b) Lease Agreements. That certain Lease dated as of July 1, 1989 (the "Tower Lease"), by and between High Vision, Inc. and a general partner of Seller (the "General Partner") and that certain Lease dated as of March 6, 1985, as amended, by and between Leroy M. Merritt t/a Merritt and WKJL-TV Channel 24 - Look and Live Ministries, predecessor-in-interest to Seller (such leases, collectively, the "Lease Agreements");

          (c)    FCC Licenses.   All licenses, permits and other authorizations
which have been issued by the Federal Communications Commission (the "FCC") to Seller for the operation of the Station (the "FCC Licenses"). Such FCC Licenses shall include, without limitation, any and all of Seller's rights, title and interests in and to future authorizations for digital television service which must

<PAGE 2>
be associated with the Station pursuant to FCC regulations, the Main Broadcast Authorization for WHSW-TV, broadcast auxiliary station
KPJ-890, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto;

          (d) Files and Records. All engineering, business and other books, papers, logs, files and records pertaining to the Assets, including without limitation all records required by the FCC to be kept at the Station; and

          (e) Permits and Licenses. All permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with any court or governmental authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned or used by Seller in connection with the business and operations of the Station and ownership of the Assets and all pending applications therefor.

          (f) No Other Assets. Except for the Assets, no other assets or properties of Seller or the Station shall be transferred to Buyer.

      2. Purchase Price; Allocation of Purchase Price. The consideration payable by Buyer to Seller for the Assets shall be Eighty Million Dollars ($80,000,000.00) (the "Purchase Price"), payable in cash at the Closing. The Purchase Price shall be subject to adjustment for customary proration items. Seller and Buyer shall attempt to agree on an allocation of the Purchase Price among the Assets during the sixty (60) days after the date hereof and if the parties fail to agree on an allocation during such period, the allocation of the Assets shall be as set forth in an appraisal of the Assets to be performed by Bond & Pecaro at Buyer's sole expense.

      3. Assumption of Liabilities. At Closing, Buyer will assume, pay, perform, discharge and indemnify and hold Seller harmless from and against
(a) all liabilities arising out of events occurring on or after the Closing Date related to the businesses or operations of the Station or Buyer's ownership of the Assets, (b) all liabilities arising out of events occurring on or after the Closing Date with respect to the FCC Licenses, and (c) all liabilities arising on or after the Closing Date, under the Lease Agreements. Buyer shall not assume or be obligated for any other liabilities or obligations of Seller or the Station.

      4. Seller Representations and Warranties. Seller represents and warrants to Buyer as follows:

         4.1 Organization of Seller. Seller is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the partnership power and authority to own, lease and operate the Assets, to carry on Seller's business as now conducted, and to enter into and perform the terms of this Agreement, and the transactions contemplated hereby.

         4.2 Authority of Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions of Seller (none of which actions have been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes a valid and binding agreement and obligation of Seller, enforceable in accordance with its terms.

         4.3    Required Consents.

               (a) All of the Assets to be transferred hereunder are transferable by Seller by Seller's sole act and deed (except the Tower Lease to which the General Partner is the lessee), and no consent on the part of any other person is necessary to validate the transfer to Buyer, except for (i) the consent of the FCC for the assignment of the FCC Licenses described in
Section 1(c) to Buyer, (ii) compliance with the HSR Act (as defined herein), and (iii) the requirement to obtain third-party consents to the assignment of the Lease Agreements described in Section 1(b).

               (b) No person (other than Buyer pursuant to this Agreement) has any right, agreement or understanding with Seller with respect to the acquisition of the Assets.

         4.4    Title to Assets.

               (a) The Assets to be acquired by Buyer at the Closing constitute all of the assets that are necessary for the transmission of the Station's broadcasting signal in accordance with the terms of the FCC Licenses.


               (b) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to the Assets, free and clear of any encumbrances, except for and subject only to (i) liens for real estate taxes not yet due and payable, (ii) liens which do not materially impair the use of such property for the purposes contemplated hereunder, and (iii) those encumbrances which shall be removed or released prior to or contemporaneously with the Closing.

               (c) On the Closing Date (as defined herein), Buyer shall acquire good and marketable title to, and all right, title and interest of Seller in, the Assets, free and clear of all encumbrances, except for and subject only to (i) liens for real estate taxes not yet due and payable, and
(ii) liens which do not materially impair the use of such property for the purposes contemplated hereunder.

         4.5 Condition of Assets and Legality of Use. The Assets are in good working condition, ordinary wear and tear excepted. The Assets and their uses by Seller conform in all material respects to all applicable laws, regulations, rules, ordinances, codes, licenses, franchises and permits, and no written notice of any violation of any of such matters relating to the Assets or their use has been received by Seller which remains unresolved.

         4.6    FCC Licenses.

               (a) Section 1(c) lists the FCC Licenses necessary for the conduct of the business and operations of the Station as presently conducted. Seller is the authorized legal holder of the FCC Licenses and the FCC Licenses are valid and in full force and effect through October 1, 2001. As currently conducted, the operations of the Station are in accordance with the FCC Licenses.

               (b) Except for actions or proceedings affecting television stations generally, (i) no application, action, complaint, petition, notice of violation, or proceeding is pending or, to Seller's knowledge, threatened before the FCC relating to the business or operations of the Station, and (ii) to Seller's knowledge, no investigation is pending or threatened before the FCC relating to the business or operations of the Station. No application, action, complaint, petition, notice of violation, or proceeding is pending or, to Seller's knowledge, threatened and to Seller's knowledge, there has been no act or omission of Seller, any partner, or any of Seller's officers, directors, agents or employees, which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, or the issuance of any administrative order by the FCC with respect to the FCC Licenses which may materially and adversely affect Buyer's ability to continue to operate the transmission and STL facilities of the Station as currently being operated.

               (c) The Station is in compliance in all material respects with the rules, regulations and policies of the FCC. Seller is in compliance in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or any alteration of Seller's antenna structures.

               (d) Seller knows of no facts, conditions or events relating to Seller or the Station that would be reasonably expected to cause the FCC to deny or to materially delay consent to the assignment of the FCC Licenses as provided for in this Agreement.

         4.7 Governmental Permits. In addition to the FCC Licenses, Seller also holds or possesses all other authorizations which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the business of the Station as currently conducted (herein collectively called the "Governmental Permits"). Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits. There is no action currently pending or, to the knowledge of Seller, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Governmental Permits.

         4.8 Reports and Records. All returns, reports and statements relating to the Station currently required to be filed by Seller with the FCC or any other governmental authority have been filed and are true, correct and complete in all material respects. All documents required by the FCC's rules to be maintained in the Station's public files as of the date hereof are being so maintained in such files. All logs and business records of every type and nature relating to the business and operations of the Station required by the FCC to be maintained as of the date hereof at the Station are being so maintained, including but not limited to political and public record files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns, and other records pertaining to the Assets.

         4.9    Lease Agreements.  Each of the Lease Agreements described in
Section 1(b) constitutes a valid and binding obligation of Seller (subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally) and is in full force and effect. Seller (i) has fulfilled and performed in all material respects its obligations under each of the Lease Agreements, (ii) is not in breach or default under any of the Lease Agreements in any material respect, and (iii) has received no notice of default from the landlord party to any of the Lease Agreements. To the Seller's knowledge, no landlord party to any of the Lease Agreements is in breach or default under any such Lease Agreement in any material respect. To Seller's knowledge, the operation of the Station does not create interference with the operation of Channel 54 in violation of
Section 9 of the Tower Lease.

         4.10 No Violation or Litigation. Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Assets, the Station or the business and operations of the Station. There are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller in respect of the Assets, the Station or the business or operations of the Station.

         4.11   Environmental Matters.

               (a) Neither Seller nor any of its properties, assets or operations relating to the Station are subject to any notice, claim or order from or agreement with any governmental authority, regulatory body or private party respecting (i) any environmental health or safety requirements of law,
(ii) any Remedial Action or (iii) any Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment (as such terms are defined herein).

               (b) There is not on or in the properties of Seller relating to the Station (i) any Release of any Contaminant on, in, under or from such properties; (ii) any underground storage tanks or surface impoundments; (iii) any asbestos containing material; or (iv) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment.

               (c) Seller has not received any notice or claim relating to the Station to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Contaminant into the environment.

               (d) None of the present or, to Seller's knowledge, past operations of the Station is the subject of any investigation by any governmental authority or regulatory body evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment.

               (e) With respect to the operation of the Assets, the Seller is in compliance with all applicable environmental, health and safety requirements of law.

          For purposes of this Agreement, the following terms shall have the meanings specified below:

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

          "Liabilities and Costs" means all liabilities, investigations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorney, expert and consulting fees and expenses, costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "Release" mans any release, spill, emission, leaking, pumping, injections, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of

Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         4.12 Insurance. Seller maintains policies of property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance customary for television broadcast stations. All such policies are in full force and effect.

         4.13 Conflicts. Except for the matters described in Section 4.3, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate in any material respect any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller, to the general partners of Seller, to the Assets or to the Station, or conflict with or result in a material breach of or constitute a material default under any of the terms, conditions or provisions of Seller's partnership agreement, or any contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Station is subject, or result in the acceleration of any indebtedness or in the creation of any encumbrance upon the Assets.

         4.14 Labor Relations. There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or, to Seller's knowledge, threatened between Seller and any of its employees or agents or any union or collective bargaining unit. Seller is in compliance in all material respects with all Laws relating to the employment of labor, including without limitation provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. There are no collective bargaining agreements or employment agreements between Seller and any of its employees. No employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement.

         4.15   Cable Television System Carriage.  To Seller's knowledge,
Schedule 4.15 lists: (a) each of the cable television systems which carries the signal of the Station and identifies the cable channel number on which such system carries the Station, and (b) any retransmission consent notices given by Seller and any retransmission consent agreements entered into with respect to the Station. Schedule 4.15 is true and correct in all material respects.

      5. Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

         5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to enter into and perform the terms of this Agreement, and the transactions contemplated hereby.

         5.2 Authority of Buyer. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding agreement and obligation of Buyer enforceable in accordance with its terms. Except as contemplated in Section 4.3 hereof, the execution, delivery and performance by Buyer of this Agreement will not (a) require the consent, approval or authorization of any person, entity or governmental authority or (b) conflict with or result in a breach of the terms, conditions or provisions of any right, agreement or understanding of any third party with Buyer with respect to the acquisition of the Assets or the Station.

         5.3 FCC Matters. Buyer is, and pending Closing (except for any actions taken by unaffiliated investors in Buyer or by unaffiliated investors in companies controlling or under common control with Buyer) will remain legally, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire and operate the Station. There are no proceedings, complaints, notices of forfeiture, claims, investigations pending or, to the knowledge of Buyer, threatened against any of the broadcast stations licensed to Buyer or Buyer's affiliates that would materially impair the qualifications of Buyer to become a licensee of the Station or materially delay the FCC's processing of the application for the assignment of the FCC Licenses to Buyer (the "FCC Application"). Except as set forth in Schedule 5.3, Buyer knows of no facts, conditions, or events relating to Buyer or any of Buyer's affiliates that would be reasonably expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, or (b) cause the FCC to deny or to materially delay consent to the assignment of the FCC Licenses as provided for in this Agreement. To Buyer's knowledge, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the FCC Application, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

         5.4 Conflicts. Except for the matters described in Section 4.3, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate in any material respect any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer, or conflict with or result in a material breach of or constitute a material default under any of the terms, conditions or provisions of Buyer's organization documents, or any contract, agreement, lease, commitment, or understanding to which Buyer is a party or by which Buyer is bound.

     6. Covenants.

         6.1 Operations Prior to the Closing Date; Normal Operation. Between the date hereof and the Closing Date, Seller shall operate the Station in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller (a) shall keep and maintain the Assets in good operating condition and repair (ordinary wear and tear excepted), (b) pay and otherwise satisfy all obligations of the Station in the ordinary course of business, and (c) maintain its books of account, records, and files in substantially the same manner as heretofore.

         6.2 Dispositions. Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, sell, assign, lease or otherwise transfer or dispose of any of the Assets except in the ordinary course of business (and Seller shall replace any such Assets to the extent consistent with the ordinary course of business of Seller).

         6.3 Access. During the period prior to the Closing Date, Seller shall make available to Buyer and its representatives all books and records relating to the Station and the Assets and shall afford Buyer and its representatives reasonable access to the facilities and equipment used or held for use in connection with the business or operation of the Station during normal business hours following reasonable notice.

         6.4 Modification of Lease Agreements. Pending and prior to the Closing, Seller will not materially modify or amend any Lease Agreement.

         6.5 Partnership Action. Pending and prior to the Closing Date, Seller will take all partnership action under the law of any state having jurisdiction over Seller or the Seller's general partners necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

         6.6 Insurance. Pending and prior to the Closing Date, Seller will maintain in full force and effect all of its casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

         6.7 Violations. Pending and prior to the Closing Date, Seller will, upon receiving notice or otherwise becoming aware of any material violations relating to the FCC Licenses, any material violation by the Seller or the Station of any rules and regulations of the FCC, or any material violations under any other applicable Laws, promptly notify Buyer and, at Seller's expense, cure all such violations prior to the Closing Date; provided, however, that Seller shall not be required to pay any penalties or fees relating to such violations so long as Seller is contesting any such penalties or fees in good faith.

         6.8 Interruption in Broadcast Operations. Pending and prior to the Closing Date, Seller will promptly notify Buyer in writing if the Station ceases to broadcast at its authorized power for more than forty-eight (48) consecutive hours.

         6.9 Consents. Pending and prior to the Closing Date, Seller will use best efforts to obtain third party consents to assign the Lease Agreements to Buyer. If, on the Closing Date, Seller has not obtained any required consent for the assignment of the Lease Agreements to Buyer, (a) Seller will continue to use best efforts, and the Buyer will cooperate with the Seller, to obtain any such consent and/or to remove any other impediments to the assignment of the Lease Agreements, and (b) until the valid assignment of any such Lease Agreements, Seller will take such actions so as to assure that the Buyer shall receive the benefits of such Lease Agreements after the Closing Date to the same extent as if the Buyer were the lessee thereunder (and the Buyer agrees to cooperate with Seller in connection with any such actions and to enter into any lawful arrangements in furtherance thereof (but at no additional cost to Buyer other than such costs as Buyer would incur as the lessee under the Lease Agreements)).

         6.10 Digital Channel. Seller shall use commercially reasonable efforts to take or cause to be taken such actions and do or cause to be done all actions that may be necessary under FCC regulations or otherwise reasonably required in order to preserve any rights to any digital channel allocated to Seller by the FCC.

         6.11 Possession and Control. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programs, shall be the sole responsibilities of Seller.
On and after the Closing Date, Seller shall have no control over, or right to intervene or participate in, the business and operations of the Station.

         6.12 Regulatory Approvals. Within five (5) days of the date hereof, Seller and Buyer shall file the FCC Application with the FCC. Within ten (10) days of the date hereof, Seller and Buyer shall make any filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Seller and Buyer will diligently take or fully cooperate in the taking of all necessary and proper steps, and promptly provide any additional information reasonably requested in order to obtain a grant of the FCC Application and in order to comply with the requirements of the HSR Act.

         6.13           Environmental Reports.

               (a)	Within thirty (30) days of the date of this Agreement,
to the extent Seller can make the leasehold interests of Seller available for inspection without violating the applicable Lease Agreements, Buyer may obtain (at Buyer's sole expense) a phase one environmental assessment of the Seller's leasehold interests underlying the Lease Agreements (the "Phase I Report"). If, within ten (10) days following receipt of the Phase I Report, the Buyer has reasonable grounds to believe based on the Phase I Report that Seller's leasehold interests are not in material compliance with applicable environmental laws, Buyer shall have the right to obtain, to the extent Seller can make the Seller's leasehold interests available for inspection without violating the applicable Lease Agreements, within forty-five (45) days following receipt of the Phase I Report, a phase II environmental assessment report (the "Phase II Report"), at Buyer's sole expense, with respect to any or all of the Seller's leasehold interests. The Phase I Report and the Phase II Report will be prepared by a nationally recognized firm of environmental engineers as may reasonably be selected by the Buyer. Subject to Seller's compliance with the Lease Agreement and to the extent not disruptive to the business or operations of the Station, the Seller agrees to cooperate with the Buyer and with all third parties in permitting the Buyer to obtain in a timely manner the Phase I Report and Phase II Report.

               (b)	If the Phase I Report or the Phase II Report shows
that the Seller's leasehold interests are not in material compliance with applicable environmental laws, Buyer shall so notify Seller in writing within ten (10) business days following receipt of such information or in such shorter time as shall be necessary to ensure timely material compliance with applicable environmental laws, which notice shall include a copy of the Phase I Report or Phase II Report. Seller agrees to cure or remediate any such matters identified in any Phase I Report or Phase II Report on or before the Closing Date in order for the Seller's leasehold interests to be in material compliance with applicable environmental laws. If Buyer does not obtain either the Phase I Report or Phase II Report within the deadlines set forth in this Section 6, Buyer shall have no further rights, and Seller shall have no further obligations, under this Section 6.

         6.14 Employment Arrangements. Buyer shall have the right, but not the obligation, to offer employment to the employees of the Station on terms and conditions determined by Buyer, subject to applicable law. Seller shall be responsible for all severance payments, if any, and for the payment of all accrued sick leave and vacation time.

         6.15 Consummation of Agreement. Subject to the provisions of Sections 9.1 and 9.2 of this Agreement, each party shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, to cause its representations and warranties to be true and correct in all material respects on the Closing Date and to cause the transactions contemplated by this Agreement to be fully carried out.

      7. Closing.

         7.1 Closing Date. The closing of the purchase and sale of the Assets (the "Closing") shall be held within ten (10) business days after the FCC has consented to the assignment of the FCC Licenses to Buyer and shall be on a date and at a location designated by Buyer (the date of the Closing referred to herein as the "Closing Date").

         7.2 Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to purchase the Assets and to proceed with the Closing shall be subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

               (a) Representations and Covenants. The representations and warranties of Seller made herein or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date. In addition, there shall have been no breach in any material respect by Seller in the performance of any of Seller's covenants or agreements contained herein;

               (b) Condition of the Assets. Since the date of this Agreement, there shall have been no damage, destruction, loss of property or claim or condemnation or other taking which has a material adverse effect on the Assets and which shall not have been remedied in accordance with Section 8;

               (c) Delivery of Documents. Seller shall have furnished to Buyer all of the following documents:

                  (i)	such bills of sale, statements, lease assignments, and
other documents and instruments of sale, assignment, conveyance and transfer, dated as of the Closing Date, as Buyer may reasonably deem necessary in order to carry out the purposes of this Agreement;

                  (ii) copies of all consents received by Seller which are necessary to effect valid assignments to Buyer of the Lease Agreements; and

                  (iii)	a certificate of Seller signed by the President or
other executive officer of a general partner of Seller certifying that the representations and warranties of Seller made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing Date.

               (d) FCC Order. The order or action of the FCC, or the Chief, Mass Media Bureau, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the Station (the "FCC Order") (i) shall have been issued, (ii) shall not contain any conditions which are materially adverse to Buyer or which in any way diminish the operating rights with respect to the Assets; provided, however, that any such condition shall not be caused by the Buyer as a result of a material default or breach by Buyer under this Agreement, and (iii) any terms and conditions required as a result of such order shall have been satisfied.

               (e) Legal Proceedings. No injunction or order which restrains, prohibits or invalidates the transactions contemplated by this Agreement shall be in existence.

               (f) Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired.

         7.3 Conditions Precedent to Seller's Obligation to Close. Seller's obligation to proceed shall be subject to the following conditions:

               (a) Representations and Covenants. The representations and warranties of Buyer made herein or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date. In addition, there shall have been no breach in any material respect by Buyer in the performance of any of Buyer's covenants or agreements contained herein;

               (b) Assumption Agreements. Buyer shall have furnished to Seller assumption agreements with regard to the Lease Agreements in a form reasonably satisfactory to the Seller.

               (c) Delivery of Documents. A certificate of Buyer signed by the President or other executive officer of Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer on or prior to the Closing Date.

               (d) FCC Order. The FCC Order (i) shall have been issued, and (ii) any terms and conditions required as a result of such order shall have been satisfied.

               (e) Legal Proceedings. No injunction or order which restrains, prohibits or invalidates the transactions contemplated by this Agreement shall be in existence.

               (f) Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired.

      8. Risk of Loss. The risk of material loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of such material loss or damage prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such material loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage (provided, however, if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer), or (b) defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of Section 9; provided, however, if any such material loss or damage shall occur during the period ninety (90) days prior to the Closing Date, Seller shall have the right to defer the Closing Date for a period of ninety (90) days to make such restorations, replacements or repairs as are necessary.

     9. Termination.

         9.1    This Agreement may be terminated at any time prior to the
Closing by:

               (a)       the mutual consent of Seller and Buyer;

               (b) Buyer, by written notice of termination delivered to Seller, if (i) the Closing has not occurred within two hundred seventy-five
(275) days after the date of this Agreement, (ii) the FCC designates the FCC Application for an evidentiary hearing, or (iii) the FCC issues an order in connection with the FCC Application with conditions which are materially adverse to Buyer or which in any way diminish the operating rights with respect to the Assets or the Station; provided that the Buyer shall not be in default or breach under this Agreement in any material respect;

               (c) Buyer, pursuant to, and in accordance with Section 8 hereof;

               (d) Seller, by written notice of termination delivered to Buyer, if (i) the Closing has not occurred within two hundred seventy-five
(275) days after the date of this Agreement, or (ii) the FCC designates the FCC Application for an evidentiary hearing; provided that Seller shall not be in default or breach under this Agreement in any material respect; or

               (e)	Buyer, by written notice of termination delivered to
Seller prior to 5:00 p.m. (New York local time) on Thursday, November 13, 1997, if Buyer's physical inspection of the Seller's facilities and equipment located at the Station's transmission site is not satisfactory to Buyer based solely on the good faith professional opinion of Buyer's engineer.

         9.2 If the Closing shall not have occurred by the date which is two hundred seventy (270) days after the date of this Agreement, and the Seller shall not have caused such delay in Closing as a result of a material breach by Seller of the terms hereof, Buyer shall immediately pay to the Seller the amount of Eight Million Dollars ($8,000,000.00) (the "Deposit") and the Seller will agree to defer any termination of this Agreement pursuant to Section 9.1(d) until after fourteen (14) months from the date hereof
(the "14 Month Date") if the Closing shall not have occurred by such date.
If the Closing occurs during the period after Seller's receipt of the Deposit and prior to the 14 Month Date, Seller agrees that the Purchase Price shall be reduced by the amount of the Deposit. Any payment of the Deposit by Buyer pursuant to this Section 9.2 shall be nonrefundable under all circumstances, except as provided in Section 9.3(a) hereof.

         9.3    Effect of Termination.

               (a)       If this Agreement is terminated in accordance with
Section 9.1, no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement in its entirety shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Station; provided, however, that the obligations of Buyer and Seller in Sections 9.3, 12, 13 and 14 shall survive such termination. If this Agreement is terminated by Buyer in accordance with Section 9.1(c) hereof and, as of the date of such termination, Buyer shall have paid the Deposit to Seller, then Seller shall promptly return the Deposit to Buyer in accordance with Buyer's written instructions.

               (b)       If this Agreement is terminated in accordance with
Section 9.2 after Seller's receipt of the Deposit, no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement in its entirety shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Station; provided, however, that the obligations of Buyer and Seller in Sections 9.3, 12, 13 and 14 shall survive such termination.

     10. Indemnification.

        10.1 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify Buyer from and against all losses incurred by Buyer resulting from: (a) any failure by Seller to pay, perform or discharge any liabilities related to operation of the Station that are not assumed by Buyer;
(b) the business or operations of the Station during the period prior to the Closing Date; (c) any misrepresentation or breach of the representations and warranties of Seller contained herein; (d) any breach by Seller of any covenants of Seller contained herein; or (e) any failure to comply with any laws pertaining to bulk sales. Seller shall not be liable to Buyer in respect of any indemnification except to the extent that the aggregate amount of losses of Buyer exceeds Fifty Thousand Dollars ($50,000), and then only to the extent of the excess over such amount. The maximum aggregate liability of Seller to Buyer and any third parties for any and all losses shall not exceed
an amount equal to the Purchase Price.   No claim for indemnification may be
made hereunder by Buyer at any time after such date which is twelve (12) months after the Closing Date; provided, however, any indemnification claim by Seller pursuant to Section 10.1(a) or Section 10.11(b) which is related to any tax liabilities or employee benefit matters may be made hereunder by Buyer at any time prior to such date which is twenty-four (24) months after the date hereof; provided, further, any covenants which by their terms are to be performed after the Closing Date shall survive indefinitely.

        10.2 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify Seller from and against all losses incurred by Seller resulting from: (a) any failure by Buyer to pay, perform or discharge any liabilities assumed by Buyer; (b) the business or operations of the Station during the period from and after the Closing Date; (c) any misrepresentation or breach of the representations and warranties of Buyer contained herein; or
(d) any breach by Buyer of any covenants of Buyer contained herein. No claim for indemnification may be made hereunder by Seller at any time after such date which is twelve (12) months after the Closing Date; provided, however, any covenants which by their terms are to be performed after the Closing Date shall survive indefinitely, including, without limitation, Section 3 hereof.

     11. Assignment. This Agreement shall not, nor shall any interest hereunder be assigned or transferred by either party, whether voluntarily or involuntarily by operation of law, without the prior written consent of the other party hereto; provided, either party may assign this Agreement without such consent to a wholly-owned subsidiary of such party or to an affiliate under common control with such party as long as such party shall not be released from any liabilities or obligations hereunder; provided, however, that any such assignment shall not delay in any respect the Closing hereunder or the processing of the FCC Application.

    12. Brokers. Buyer and Seller each represent to the other that it has not engaged, or incurred any unusual liability (or any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify buyer and Buyer agrees to indemnify Seller against any claims asserted against the other party for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party.

     13. Transaction Expenses. Each party will be solely responsible for the payment of all costs and expenses of its attorneys, accountants and other professional advisers incurred in connection with the negotiations of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyer and Seller shall each pay one-half (1/2) of all of the following (a) all sales, use, transfer, conveyance, excise, recording, license and other similar taxes and fees ("Transfer Taxes") applicable to, imposed upon or arising out of the sale by Seller and the purchase by Buyer of the Station and/or the Assets whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon, (b) any FCC filing fees incurred in connection with the assignment of the FCC Licenses to Buyer, and (c) any fees and expenses incurred in connection with any filings required to be made pursuant to the HSR Act.

    14. Confidentiality. Subject to required disclosure to governmental agencies, Seller and Buyer agree to maintain the confidentiality of this Agreement. Buyer further agrees to use its best efforts to maintain the confidentiality of all information and data provided to it by Seller, and Seller further agrees to use its best efforts to maintain the confidentiality of all information and data provided to it by Buyer.

    15. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

    16. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto and, in the case of the Seller, its partners, agrees to use its commercially reasonable efforts to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such further consents (including governmental approvals), as may be necessary or reasonably requested in connection with the consummation of the transactions contemplated hereby.
In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, including, without limitation, the securing of consents of third parties, each party hereto shall use its best efforts to take all such necessary action.

    17. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by overnight courier), mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission addressed as follows:


          (i)	If to Buyer:

               United Television, Inc.
               132 S. Rodeo Drive
               Fourth Floor
               Beverly Hills, California
               Attn: Mr. Evan C Thompson
                    Chief Executive Officer/President
               Fax:  (310) 281-4855

with a copy (which shall not constitute notice) to:

               Skadden, Arps, Slate, Meagher & Flom, LLP
               1440 New York Avenue, N.W.
               Washington, D.C.  20005
               Attn:  John C. Quale, Esq.
               Fax:  (202) 371-7475

          (ii)	If to Seller:

               HSN, Inc.
               12425 28th Street North
               St. Petersburg, FL  33716
               Attn:  Jamie Gallagher
               Fax:  (813) 556-6882

with a copy (which shall not constitute notice) to:

               Hogan & Hartson, L.L.P.
               555 Thirteenth Street, N.W.
               Washington, D.C.  20004
               Attn:  William S. Reyner, Jr.
               Fax:  (202) 637-5910

or such other address as the addressee may indicate by written notice.

          Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

    18. Section 1031 Exchange. If requested by Seller, Buyer agrees to cooperate with Seller in completing an exchange qualifying the disposition of the Assets for nonrecognition of gain under Section 1031 of the Internal Revenue Code. The parties agree to execute such agreements and other documents as may be necessary to complete and otherwise effectuate a tax-deferred exchange by Seller.

    19. Unwind Arrangements. In the event that a Closing occurs hereunder prior to the receipt of a Final Order, and upon the receipt of an FCC order requiring Buyer to return the Assets (including the FCC Licenses) to Seller as a result of Seller's failure to comply with the Communications Act or the rules and regulations of the FCC, Seller agrees that upon Seller's receipt of the Assets (including the FCC Licenses), Seller shall return the Purchase Price to Buyer. In such event, Seller and Buyer agree to cooperate to return the Assets to Seller, the Purchase Price to Buyer and to otherwise place the parties in the same positions as they were in immediately prior to the Closing and to ensure that neither party has been otherwise economically damaged. The term "Final Order" as used herein shall mean an FCC order or action as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

    20. Miscellaneous. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument. The Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.


*               *               *               *               *

          If the foregoing is in accordance with our mutual understanding and agreement, please so indicate by signing a copy of this Agreement in the place indicated and returning it to me.

               		Sincerely yours,

               		SKMD BROADCASTING PARTNERSHIP

               		By:	SILVER KING BROADCASTING OF
                                MARYLAND, INC., general partner



                        By:
               		Name:
               		Title:


Accepted and agreed to this ___
day of November __, 1997.

UNITED TELEVISION, INC.



By:	___________________________
Name:
Title:

JOINDER AGREEMENT



          As a material inducement for the Buyer to enter into the foregoing Asset Purchase Agreement of even date herewith, SKTV, Inc., ("Parent") and the parent of the general partner of SKMD Broadcasting Partnership, hereby joins in and agrees to be bound by the provisions of the Asset Purchase Agreement as they relate to the Seller for the purposes of making the representations and warranties set forth in Sections 4 and 13, the covenants set forth in Sections 6, 14 and 16 and guaranteeing the obligations of the Seller under Section 10.1. In addition, Parent acknowledges and agrees that
(i) any claim of Buyer arising under the Asset Purchase Agreement or under any other documents called for thereunder (the "Other Documents") may be asserted against Parent and (ii) Parent shall be jointly and severally liable under the Asset Purchase Agreement and the Other Documents for any default in the performance of the obligations of Seller under such documents or for any breach by Seller of a representation, warranty, covenant or agreement contained in such documents.


     Dated as of the 11th day of November, 1997.

                                   SKTV, Inc.

                                   By:
                                   Name:
                                   Title:

                                HSN, INC.
                              One HSN Drive
                     St. Petersburg, Florida  33729


                             November 18, 1997



United Television, Inc.
132 South Rodeo Drive
Fourth Floor
Beverly Hills, California  90212-2425
Attention:      Mr. Evan C Thompson
	President and Chief Executive Officer


	Re:	Television Station WHSW-TV, Baltimore, Maryland

Dear Mr. Thompson:

	This Amendment No. 1 to Asset Purchase Agreement (this "Amendment") sets forth our mutual agreement regarding certain amendments to that certain Asset Purchase Agreement dated November 11, 1997 (the "Purchase Agreement"), between SKMD Broadcasting Partnership, a Delaware general partnership (the "Partnership"), and United Television, Inc., a Delaware corporation ("Buyer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

	The Purchase Agreement is hereby amended as follows:

	1.	The introductory paragraph of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

		"This asset purchase agreement (the "Agreement") sets forth our mutual agreement regarding the terms and conditions of the sale by SKMD BROADCASTING PARTNERSHIP, a Delaware general partnership (the "Partnership"), and SILVER KING BROADCASTING OF MARYLAND, INC., a Delaware corporation and a general partner of the Partnership (the "General Partner"; together with the Partnership, the "Seller"), of certain assets of Television Station WHSW-TV, Channel 24, Baltimore, Maryland (the "Station") to UNITED TELEVISION, INC., a Delaware corporation ("Buyer")."

	2.	By execution and delivery of this Amendment, the General
Partner hereby makes the representations and warranties contained in Section 4 of the Purchase Agreement, as amended hereby, as of the date hereof, and agrees to be bound by the covenants and agreements of the Seller contained in the Purchase Agreement.

	3.	Section 1(b) of the Purchase Agreement is hereby deleted in
its entirety and replaced with the following:

		"(b)	Lease Agreements.  The following leases and agreement:
(i) that certain Lease dated as of July 1, 1989 (the "Tower Lease"), by and between High Vision, Inc. and the General Partner; (ii) that certain Lease dated as of March 6, 1985, as amended, by and between Leroy M. Merritt t/a Merritt and WKJL-TV Channel 24 - Look and Live Ministries, a predecessor-in-interest to Seller; and (iii) that certain Application for Service - Regulated Services dated September 13, 1995, between Channel 24 and Bell Atlantic-Maryland, Inc. (the leases and agreement described in clauses (i), (ii) and (iii), collectively, the "Lease Agreements")."

	4.	Section 4.5 of the Purchase Agreement is hereby amended by
deleting the first sentence in its entirety and replacing it with the following:

		"The Assets are in good working condition, ordinary wear and tear excepted; provided, however, the equipment for the former studio-transmitter-link is no longer installed and operating, and the FCC authorization therefor has been surrendered."

	5.	Section 4.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

		"4.1	Organization of Seller.  The Partnership is a
partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership has the partnership power and authority to own, lease and operate the Assets, to carry on the Partnership's business as now conducted, and to enter into and perform the terms of this Agreement, and the transactions contemplated hereby. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The General Partner has the corporate power and authority to own, lease and operate the Assets, to carry on the General Partner's business as now conducted, and to enter into and perform the terms of this Agreement, and the transactions contemplated hereby."

	6.	Section 4.3(a) is hereby amended by deleting the parenthetical
"(except the Tower Lease to which the General Partner is the lessee)" therefrom.

	7.	Except as expressly amended by this Amendment, all of the
terms, covenants and conditions of the Purchase Agreement shall continue in full force and effect.

	8.	This Amendment may be executed in separate counterparts, none of
which need contain the signatures of all parties, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument.


*	*	*	*	*	*	*	*

               If the foregoing is in accordance with our mutual understanding and agreement, please so indicate by signing a copy of this Amendment in the place indicated and return it to me.

                                 Sincerely yours,

                                 SKMD BROADCASTING PARTNERSHIP

                                 By:     SILVER KING BROADCASTING
                                         OF MARYLAND, INC., a general
                                         partner



                                 By:
                                 Name:
                                 Title:


                                 SILVER KING BROADCASTING OF MARYLAND, INC.



                                 By:
                                 Name:
                                 Title:


Accepted and Agreed to this 18th
day of November, 1997

UNITED TELEVISION, INC.


By:
Name:
Title:

                            JOINDER AGREEMENT


          As a material inducement for the Buyer to enter into the foregoing Amendment No. 1 to Asset Purchase Agreement of even date herewith (the "Amendment"), SKTV, Inc. ("Parent"), the parent of Silver King Broadcasting of Maryland, Inc. (the "General Partner"), hereby joins in and agrees to be bound by the provisions of the Amendment as they relate to the Seller, including the amendments to the representations and warranties set forth in
Section 4 of the Purchase Agreement. In addition, Parent acknowledges and agrees that (i) any claim of Buyer against the General Partner arising under the Purchase Agreement or under any other documents called for thereunder (the "Other Documents") may be asserted against Parent and (ii) Parent shall be jointly and severally liable under the Purchase Agreement and the Other Documents for any default in the performance of the obligations of the General Partner under such documents or for any breach by the General Partner of a representation, warranty, covenant or agreement contained in such documents.


     Dated as of the 18th day of November, 1997.


                                   SKTV, Inc.



                                   By:
                                   Name:
                                   Title: